EXHIBIT 14.1

Hi team,

Welcome to our Code of Ethics and Conduct.

We are responsible for creating paths that help democratize financial services for thousands of people. We use technology to accelerate financial inclusion and take pride in the high-impact of the social projects that we have already undertaken. We want to continue this journey of growth with integrity, ethics, and respect for current legislation.

In order to spread our culture of transparency, inclusion, diversity, and honesty, we have consolidated in this document some principles that should guide all Airfox corporate actions. This guide will be instrumental in continuing our dream of building a sustainable future with more equality.

In addition to ratifying everything we believe, the Code of Ethics and Conduct states that we do not negotiate on this: do it right, the right way, and at the right time!

I invite everyone to read and thank everyone involved in this project.

Victor Santos

Founder & CEO

1. Objectives _________________________ Disseminate the culture of ethics, transparency, integrity, diversity, respect, unity, commitment, and communication. _________________________

a. MISSION

Promote financial services to help users actively participate in the economy without abusive fees and tariffs and lower barriers to financial and social inclusion.

b. AMBITION

Helping our customers to: (i) achieve their dreams, by revolutionizing the banking system by being more inclusive, eliminating abusive costs and fees that cause financial barriers; (ii) organize and manage their life financially; and (iii) evolve and increase equity.

2. Our Values

a. AUTHENTIC: We share our true self, we are sincere about our mistakes and we learn from them, it makes us better and better! We are honest with ourselves and with others creating trust. We are who we are, we accept others as they are, and allow ourselves to be vulnerable and understand others when they are vulnerable to us.

b. AUDACIOUS: We are bold and fearless. In our daily life we aim as high as we can, we aim for the moon! We have the courage to take calculated risks and make the most of ourselves, we want to contribute to something great.

c. ANALYTICAL: We cleverly separate facts and data for good decision making. We communicate concisely, thoughtfully, and assertively. We are questioners and hypothesize to get good answers, we share, we reflect our experiences.

d. ADAPTABLE: We are teachable. We believe that no task is irrelevant or unimportant because we can learn from them all. We are comfortable with ambiguity, we know where we want to go!

e. ALTRUISTIC: We build a business that is sustainable, socially fair, environmentally and financially sound, we value diversity and inspire our partners and suppliers in social inclusion and encourage empathy and humanization, always thinking of building a valuable solution for our users.

3. Coverage

This Code is applicable to Airfox, its subsidiaries and parent companies, including those in the United States, Brazil and other locations, directors, officers, employees, trainees, interns and related parties (“Employees”).

It is also applicable to suppliers, business partners and third parties who relate to Airfox or otherwise represent us in any situation (“Partners”).

Employees
and Interns
Suppliers
Who should observe and/or adhere
to the Code of Ethics and Conduct?
Third-Parties
Partners
Airfox

4. Diversity and

Equal Treatment

We value and respect diversity and are committed to human rights and citizenship. We work to build an inclusive environment so that all employees feel respected and safe to be what they are and achieve their dreams.

Accordingly, no Employee or Partner should make decisions based on personal characteristics such as race, color, religion, gender, nationality, age, medical condition or disability, marital status, pregnancy, sexual orientation, gender identity or expression, for example.

We do not tolerate any kind of prejudice or discrimination, whether practiced against Employees, Partners, customers or any third party.

a. WE DO NOT ACCEPT

o

Prejudice of any kind;

o

Disrespect for personal characteristics;

o

Intolerance or any form of encouragement for it;

o

Discriminatory jokes and the use of nicknames.

o

The use of an employee's personal characteristics or situations to discriminate against employees in decisions regarding hiring, promotion, transfer, vacation or any other professional situation.

o

Behavior that causes embarrassment, inferiority or humiliation of anyone.

5. Moral Harassment

and Sexual Harassment

Bullying is any conduct that exposes another person to an offensive and discriminatory situation. It may be manifested by repeated and hostile words, gestures and acts that undermine the dignity or the psychological or physical integrity of the Employees. At Airfox, we reject harassment and any kind of discrimination, including, but not limited to, discrimination based on; color, race, sexual orientation, gender, nationality and religion.

Sexual harassment is a crime! It can be manifested through one that is sexual in nature and that causes pressure, discomfort, threat or shame to another employee, either publicly or without attracting attention, whether with or without physical contact, by words, messages, and Emails, whether inside or outside the company environment, is all considered sexual harassment.

If you, the Employee or Partners, are the target of any type of harassment, report it immediately to the Compliance Area.

a. WE DO NOT ACCEPT

o

Use of offensive or threatening gestures;

o

Offensive play, humiliation, harassment, isolation or punishment to ridicule an Employee, business partner or service provider;

o

Retaliation of any kind.

o

Blackmail for obtaining a proposal with sexual appeal;

o

Physical contact, comments and unwanted sexual proposals;

o

Participation of sexual harassment behaviors;

o

Persecute who suffered or witnessed the sexual harassment for reporting the fact (in cases where the employee chooses not to report anonymously).

6. Drugs, Alcohol And Weapons

Alcohol consumption on certain commemorative occasions related to Airfox should be done moderately. Therefore, any Employee is prohibited from performing their professional activities in a state of drunkenness.

Also prohibited, is the use or possession of drugs, and being present in the workplace in an altered state by the use of narcotic substances.

No weapons of any kind are permitted on company premises, except for those expressly authorized for trained professionals.

7. Omission Or Error Hiding

We understand that mistakes are part of the innovation journey, but we believe that no errors or serious failures should be hidden or omitted.

All Employees must report to their immediate manager all serious losses, failures or errors.

8. Political And Religious Activity

It is forbidden to make, on our behalf at Airfox, any contribution in monetary value, goods or services to political campaigns of any kind, including to trade unions, and religious institutions.

9. Brand

Airfox has a user manual and must be respected by everyone and used to make our identity consistent and inspiring. Our brand is our most valuable asset and if you have questions address our marketing team.

10. Workplace Security

We care about the health and safety at work of all Employees, which includes the right to a healthy environment based on the prevention of damage to health and accidents.

Thus, all Employees and Partners must comply with current safety and environmental standards, as detailed by the Human Resources area.

We encourage physical, emotional, intellectual and social balance, as well as the adoption and maintenance of healthy habits for the well-being of all Employees and Partners.

11. Use of Goods and Resources

The entrepreneurial spirit is in the DNA of our founders and we are keen to replicate for all employees this sense of “ownership” in relation to Airfox's business objectives and preservation. Therefore, Employees and Partners are responsible for the proper use, maintenance and protection of Airfox assets, including facilities, laptops, telephones, electronics, office supplies, tools, furniture, advisory, and any intellectual property (including software, trademarks and patents) of Airfox. These assets should be used solely as a work tool and for professional use under the conditions stipulated by Airfox.

Employees and Partners shall take care of Airfox's assets and resources, and may be held civil and criminally liable for improper use. Airfox assets and assets must be returned immediately upon request. This means that in case of theft, loss, damage and / or defect caused by the fault of the Employee or Partner, Airfox may require the repair or replacement of the property by another property identical or similar. In case of refusal, Airfox shall have the right of compensation and / or retention of amounts due to the Employee. The signature of the Disclaimer (Attachment V) is mandatory for all who use Airfox assets and / or resources.

a. WE DO NOT ACCEPT

o

Disposal of goods and resources for political, trade union or religious use that are not in accordance with Airfox policies;

o

Use of Airfox resources in violation of internal policies;

o

Use of Airfox resources during time off (maternity leave, for example);

o

Access and / or downloads of pirated products using the Internet and Airfox equipment;

o

Removal of Airfox equipment or materials without formal authorization from responsible areas;

o

Removal of any Airfox property, furniture, material, installation or property.

o

Use of company resources for personal purposes.

o

Sharing passwords for accessing Airfox systems and/or using other people's passwords.

o

unauthorized access to any other computer, network, database or electronically stored information;

o

Airfox professional email registration on social networks;

b. WE DO NOT ACCEPT

o

transmitting, accessing or reproducing material that is sexually offensive, aggressive, defamatory, discriminatory or otherwise prohibited by law or not recommended by custom or morals, including access to social networks, forums, blogs, emails or otherwise similar that promotes discrimination of race, origin, age, marital status, gender, political or religious affiliation, disability or sexual preference and pedophilia;

o

sending electronic messages of abusive, obscene, defamatory content, chain letters, advertisements, fundraising or any material that may violate applicable law, internal regulations or code of ethics and conduct; o transferring files from Airfox to websites, repositories and any other form of physical, logical or virtual data storage technology of unknown origin by Airfox;

o

transferring files from Airfox to websites, repositories and any other form of physical, logical or virtual data storage technology of unknown origin by Airfox;

o

copy, installation or transmission of any computer programs (software) not previously authorized by Airfox IT;

o

uninstalling software or changing the configuration of equipment available to them to perform their professional activities.

12. Confidentiality and

Information Security

We are a financial services company and we treat confidentiality as a core value of our business. We are therefore very concerned about protecting Airfox information by treating internal information as confidential to ensure that it is not misused.

We are also committed to protecting the confidentiality of personal data of our Airfox users, employees, partners, customers, suppliers and business information. Information about Airfox's business cannot be disclosed to third parties, including acquaintances and family members.

Employees and Partners should not discuss confidential information in public areas, nor in social networks or any means of communication that may create risk of unwanted exposure of the information.

Finally, we do not accept the practice of insider trading, which consists in trading securities by those who hold information not yet disclosed to the public. In addition to a crime defined by law, this practice may harm not only Airfox, but also strategic partners with listed stock.

a. WE DO NOT ACCEPT

o

Sharing our confidential information with competitors, even if the Employee has been hired by them;

o

Sharing Airfox confidential documents with third parties, even if they were developed by the Employee himself in his / her work environment;

o

Use of information about the business or strategies of Airfox, its users, customers or business partners;

o

Collection of confidential or privileged information, plans or actions of third parties and competitors by illegal means, manipulation or economic espionage;

o

Isolated action in conjunction with third parties to manipulate market conditions (interfering with price formation or creating artificial supply or demand conditions). These practices constitute unfair competition;

o

Commercialization of the database of users, customers, partners and / or employees, violating the privacy and / or confidentiality of the data.

13. Intellectual Property

We are a digital company that uses technology to accelerate the financial inclusion of thousands around the world. This means that we invest heavily in intellectual property, including in this concept any and all rights, whether registered or unregistered or not, including trademarks, distinctive signs, trade names, internet domains, patents, inventions, utility models, industrial designs, software, hardware, computer program, platform, application, source code, object code, mobile application, virtual platform, copyright, confidential business and technical information, and any other confidential information, including research and development, how, formulas, drawings, prototypes, models, projects, technologies, compositions, productions, algorithms and other production techniques and processes, as well as schematics, technical data, designs, layouts, slogans, production and other drawings, designs, notes, models specifications, business methods, as well as any Use other information that fits the definition of trade secret.

Therefore, Employees, Partners and all persons involved with us must respect our intellectual and industrial property rights, as well as respect the rights of others. No person shall have any expectation of copyright, intellectual and / or industrial rights regarding any creation, invention, development and / or improvement made in connection with their legal relationship with Airfox, including when such actions are performed outside Airfox.

a. WE DO NOT ACCEPT

o

Copying or storing source code on personal devices, portable media and / or sending this information to any Contributor's personal email;

o

Infringement of any Airfox intellectual property rights.

14. Email, Internet, and Systems Use

All messages sent or received by official media are the property of Airfox. Therefore, the Employee must always be aware that all information and communication systems and devices, including but not limited to computer programs, instant communication or e-mail applications, telephones and data trafficked on the Internet, are tracked and monitored. They may be audited, accessed or handled without notice. Employees must not have any expectation of privacy with respect to any activity, including personal activity, when developed or stored on Airfox devices and / or systems. In this sense, we may access, delete and copy emails and instant messages, as well as listen to telephone conversations and track systems, regardless of notice and without configuring the Employee or Partner's privacy, intimacy or image violation.

The media provided by Airfox may be used sparingly for personal business as long as this activity does not violate this Code of Ethics and Conduct. The use of any Airfox means of communication to send and receive discriminatory or harassing, obscene material is prohibited.

15. WiFi use

Avoid using open WiFi networks. Airfox recommends the use of trusted networks only.

16. Clean Table, Printer And Locked Devices

We are concerned about sensitive and confidential information on both our desks and the printers we are responsible for. Always leave your desk clean, do not leave documents in or on printers, and whenever you leave the workstation lock your devices.

17. Communication, Social Media Networks, and Press

The actions of Employees and Partners on social networks directly affect Airfox's image; do not disclose sensitive images or data and, where possible, make it clear that your opinion is not Airfox's opinion.

Airfox's relationship with the media is through a specialized agency. If approached by a journalist, do not speak on behalf of Airfox and ask the journalist to contact our press office. Data from the press office are available at airfox@sherlockcomms.com.

18. Use Of Personal Devices

In certain cases, approved by the Compliance area, the Employee may use their personal devices in the course of our activities. However, for information security purposes Airfox may: (i) install monitoring systems or applications; and (ii) inspect private devices for data / information collection purposes.

19. Conflict of Interest

a. AIRFOX IN FIRST PLACE

In making decisions, we only consider Airfox's interests. The Employee shall not influence or make decisions that generate undue benefits for the Employee or the persons in his or her relationship, even if there is no harm to Airfox.

If the Employee experiences any conflict of interest, even potential or only apparent, report it immediately to your manager or to the Compliance area.

Other professional activities, including philanthropic activities, are permitted, as long as they do not disrupt our professional activities or the company's business, conflicting with working hours, interests and obligations of the function performed in both activities.

b. RELATIONSHIP WITH COMPETITORS

Providing services (free or of cost) to Airfox competitors may be a conflict of interest. If this occurs, report immediately to the Compliance area (Annex IV). Competitors will be considered to be; financial sector institutions, as well as, certain technology companies offering financial services.

c. RELATIONSHIP WITH INVESTORS

Direct or indirect ownership interest and / or ownership in Airfox competitors may create a conflict of interest. Employees in this situation must declare the conflict (Annex IV) and consult the Compliance area. Conflict will not be considered in the acquisition of shares of publicly traded companies, provided that the percentage is not above 1% and the Employee does not enter into a competitor's shareholders agreement.

d. RELATIONSHIP WITH SUPPLIERS AND PARTNERS

Employees are not allowed to be partners with any Airfox supplier.

e. RELATIONSHIP OF RELATIONSHIP AND AFFECTIVES

Relationships and friendships cannot interfere with decision making or the activities we perform. If in doubt, consult the Compliance area before performing any act.

20. Corporate Governance

We understand that corporate governance is a way that contributes to leverage value for the company, helping it to move further, faster and with less risk. Therefore, we strive and have a specific structure to communicate transparently with partners, directors and regulatory bodies.

21. Compliance with Regulatory Body Standards, Laws, Regulations, and Interactions

We have a dedicated area whose main objective is to verify regulatory compliance, compliance with laws and interaction with regulatory and self-regulatory bodies.

22. Internal Standards and/or Self-regulation

We have internal regulations directed to all our employees advising on internal rules and processes that must be observed to ensure the functioning of such rules and procedures.

23. Prevention of Money Laundering and Financing For Terrorism

We do not condone or tolerate suspicious business and / or criminal activity.

If a Contributor or Partner identifies or suspects any unusual or even atypical practices or transactions that may constitute money laundering and / or terrorist financing, please report the Compliance area immediately at: compliance@airfox.com.

24. Anti-corruption and Anti-suborn

Every Employee and Partner must ensure that corruption prevention laws are complied with in accordance with their country's law. Accordingly, we make the best efforts and exercise the greatest vigilance in our own activities and also in the practices of suppliers and / or service providers that in some way contribute to our business activity.

Employees, partners, directors, interns and direct and indirect service providers are prohibited from obtaining advantages, benefits, improper information (illicitly, unfairly and / or fraudulently), in order to reward themselves or anyone for the practice of something prohibited. Accepting or offering a bribe is against our values, offends our culture and this is intolerable.

25. Gifts, Giveaways, Events And Entertainment

We do not encourage the giving or receiving of gifts and entertainment. In the rare cases of offering or receiving such products, Employees shall ensure that such acts:

o

Do not set up a bribe or improper payment;

o

Do not improperly influence business relationship;

o

Do not compromise Airfox or Contributor if publicly disclosed.

If you receive gifts and / or entertainment, please check the Anti-Corruption Policy or search the Compliance area for case analysis and any clarifications.

o

Gifts, Giveaways, and Entertainment: Limit of USD $50 or the corresponding amount in reais;

o

Meals: Limit of USD $50 or the corresponding amount in reais. If it is not possible to determine the value or if it exceeds the limit value, the Employee must notify the Compliance area immediately.

Invitations related to professional events, such as seminars, lectures and workshops, should be evaluated by the Compliance area for compliance with this Code of Ethics and Conduct.

26. Donations And Sponsorships

Philanthropic donations and sponsorships must be aligned with Airfox's values and business marketing strategy, in compliance with the rules and processes outlined in the Donations and Sponsorship Policy. Prior to any donation or sponsorship, the beneficiary institution must undergo evaluation in order to collect information about its suitability.

27. Trainings

Regular training is provided on this Code of Ethics and Conduct and other trainings required by law and applied to the business in order to present, strengthen and guide its teams, strengthening the respect for the company's high ethical standards, as well as the full attitude of each employee.

28. Social And Environmental Responsibility

Airfox seeks growth in a sustainable manner and is committed to conserving resources, protecting the environment, properly disposing of waste and consciously consuming environmentally-friendly resources, as well as including society in financial services.

We encourage our Employees to take sustainable and material reuse attitudes in a simple and creative manner, as well as to report to Compliance the suspicion or identification of activities related to slave, child or prostitution work related to our suppliers, partners and service providers.

29. Fraud Prevention

Fraud is a crime defined in the Criminal Code of Brazil as obtaining, for yourself or others, illicit advantage, to the detriment of others, by inducing or holding someone in error by deception, or any other fraudulent means. Intentionally hiding, altering, falsifying or omitting any kind of information or document, such as balance sheets, reports, tax documents, money, examinations, reports, among other situations, is also considered fraud.

We do not tolerate any situation that characterizes fraud and / or breach of trust.

30. Fair Competition

We believe and uphold fair competition and it is therefore important that all our employees know the competition law that affects their daily work and respect it. Violation of these laws can result in very serious consequences for the company and its employees, such as fines, reputation damage, litigation and even imprisonment.

31. Disciplinary Procedures

Those who practice acts that violate the Code of Ethics and Conduct or its essence will be subject to the applicable legal and administrative consequences, as provided by civil, criminal and labor law.

Penalties for breach of the Code will be reviewed on a case-by-case basis, impartially, taking into account: (i) the nature and severity of the breach; (II) the position (since the higher the position, the greater is the employee's responsibility) and the transgressor's history, their responsibilities; (III) circumstances attenuating or aggravating the offense committed; (IV) the means used and the intended purposes; (V) the risks involved; and (VI) the possible consequences of the penalty.

The Ethics Committee will be responsible for such reviews, investigation and penalties for cases that may be: (I) orientation; (II) written warning; (III) suspension; (IV) termination without cause; or (V) termination for cause.

32. Alterations

Airfox may amend this Code of Ethics and Conduct, in whole or in part, as the need arises. Always stay tuned!

33. Investigations

It is of utmost importance that everyone collaborates in any investigation. When requested, cooperate and provide honest information. Do not scratch, alter or destroy documents or any evidence related to the investigation or in any way interfere with the determination of the facts and those responsible.

34. Ethics Committee

The Ethics Committee is responsible for: (i) deliberating on relevant complaints related to this Code of Ethics and Conduct; (ii) determine any violations of the principles contained in this Code; (iii) guide the Compliance area.

The Committee will consist of Compliance, Human Resources and other members determined by Airfox.

35. Ethics Channel

Those who become aware of any activity that violates the Law or this Code may report it using the following means, available 24/7, ensuring confidentiality of anonymity and non-retaliation.

For questions and reporting any conflict of interest:

E-mail: compliance@airfox.com

Slack: #ethics-compliance

ANNEX I - Term of Commitment for Employees

I declare, that I have received the Code of Ethics and Conduct and I am fully aware of its full content. After careful reading and understanding, I agree with the conduct described therein. As an employee, I understand that my conduct must be based on the highest personal and professional ethical standards set forth in this Code.

I understand that failure to comply may lead to disciplinary action up to and including my dismissal from Airfox. In case of doubt about my actions that will be performed as part of my duties, I will seek my immediate superior. This Term of Commitment signed by me becomes part of my employment contract.

_____________________, _________ of ______________ of 20___

_______________________________________________

Employee Signature

Printed Name:

Area:

CPF:

ANNEX II – Term of Commitment for Suppliers

I declare, that I have received the Airfox Code of Ethics and Conduct and I am fully aware of its content. After careful reading and understanding, I agree to the terms described therein. As a Partner, I understand that my conduct must be guided by the highest personal and professional ethical standards set forth in this Code.

I understand and agree that Airfox may conduct audits and surveys on public and private databases. Failure to comply with this Code may result in the suspension and / or termination of the Airfox contract. If I have any questions about the Code, I will contact Airfox. This Term of Commitment, once signed, becomes part of my service agreement.

_____________________, _________ of ______________ of 20___

_______________________________________________

Representative Signature

Printed Name:

Area:

CPF:

ANNEX III – Term of Commitment for Partners

I declare, that I have received the Airfox Code of Ethics and Conduct and I am fully aware of its content. After careful reading and understanding, I agree to the terms described therein. As a Supplier, I understand that my conduct must be guided by the highest personal and professional ethical standards set forth in this Code.

I understand and agree that Airfox may conduct audits and surveys on public and private databases. Failure to comply with this Code may result in the suspension and / or termination of the Airfox contract. If I have any questions about the Code, I will contact Airfox. This Term of Commitment, once signed, becomes part of my service agreement.

_____________________, _________ of ______________ of 20___

_______________________________________________

Signature of Representative

Printed Name:

Area:

CPF:

ANNEX IV - Declaration of Conflict of Interest

In compliance with Airfox's Code of Ethics and Conduct, I hereby declare the situation (s) that may constitute a conflict of interest:

❑   Relationship with Competitor:

❑   Investment Relationship:

❑   Relationship with Suppliers:

❑   Family Relationship:

❑   Other (describe):

Location and Date

_______________________________________________

Printed Name:

ID:

compliance@airfox.com  #ethics-compliance

ANNEX V – Terms and Disclaimer of Responsibility of use of Airfox Equipment

In accordance with the provisions of the Airfox Code of Ethics and Conduct, the Qualified Employee below declares that he / she has received the equipment and accessory(ies) specified in this term below, and is committed to maintaining it in perfect condition. I further declare that: (1) I must adhere to the Airfox equipment policies and manuals; (2) I must not modify, alter, or update any software provided by Airfox unless authorized by the information technology department; (3) If the equipment is damaged or rendered unusable by misuse, neglect or loss, Airfox may provide new equipment and debit the corresponding amount of my compensation; (4) In the event of damage, destruction or loss of equipment, I shall immediately inform the Human Resources area; (5) upon termination of service or in the event of termination of my employment contract, I shall immediately return the complete equipment and accessories in perfect condition (subject to natural wear and tear); (6) Airfox may perform inspections on any equipment in my possession, even without prior notice.

Description	ID Code	Brand	Date Received

Location and Date _______________________________________________ Printed Name: ID: Department: